Exhibit 99.1

PACIFIC PREMIER BANCORP, #4630165
PACIFIC PREMIER BANCORP SECOND QUARTER 2013 CONFERENCE CALL
July 23, 2013, 8:00 AM PT
Chairperson: Steven Gardner (Mgmt.)

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the Pacific Premier Bancorp Second Quarter 2013 Conference Call.  At this time, all participants are in a listen-only mode.  Later, there will be a question and answer session with instructions provided.  If anyone has any difficulties hearing the conference, please press the star, followed by the zero and an Operator will assist you. I would like to remind everyone that this conference is being recorded today, Tuesday, July 23rd, 2013, and I would now turn the conference over to Mr. Steven Gardner, President and Chief Executive Officer. Please go ahead, sir.

Steven Gardner:
Thank you, Luke, and good morning, everyone.  I appreciate you joining us today.  As you’re all aware, earlier this morning, we released our results for the second quarter of 2013.  We’re going to walk through a few of the notable items.  Kent Smith, our CFO, is going to review some of the financial details, and then we’ll open it up to questions.  I’ll also note that in our earnings release this morning, we included the Safe Harbor statement relative to forward-looking comments, and I’d encourage all of you to take a look at those and read them at your leisure.

For the second quarter of 2013, we reported a net loss of $249,000 or $0.02 per share on a diluted basis.  Adjusted earnings were $3 million or $0.19 a share in the second quarter.  During the second quarter, we incurred one-time merger-related expenses of $5 million in connection with the acquisition of San Diego Trust Bank.  We had announced the signing of the definitive agreement with San Diego Trust on March 6th and completed the transaction in a little over three months’ time, closing on June 24th of last month.

I’m going to review some of our loan production and discuss what we’re seeing in various business lines.  During the second quarter, loan production was up 64% to 147 million.  It was nicely diversified between our business-related loans and then also commercial real estate.  As we talked about on our last call, over the past several months, we’ve brought in experienced bankers and we’re just starting to see the impact of those additions to the team.  We’re seeing a much—we aren’t seeing a lot of increase as far as overall loan demand related to C&I.  The utilization rates are relatively flat, and it’s really a case of us going out and taking market share from our competitors, and we certainly did a much better job of that here in the second quarter.

We also bought approximately 23 million, mostly all owner-occupied, CRE.  All of these loans are within our primary market.  The pipeline continues to look strong and as of Monday, yesterday, July 22nd, it stood at 205 million.  So we’re hopeful that this will translate into some nice loan growth here over the second half of the year.

Even with the improvement that we saw during the second quarter, we still think there’s a lot of opportunity for us to grow even further.  With the First Associations acquisition, we had gotten into the HOA business.  We strengthened that team with a couple of additional bankers who have significant experience in the HOA market.  We completed the conversion of First Associations here just this past weekend and are beginning to move forward with various prospects that we’ve been meeting with over the past few months.  The HOA business is somewhat unique and has a relatively long sales cycle just because of the nature of the fact that you’re dealing with HOA boards and they have a tendency to move rather cautiously, but with that, we’re seeing some nice growth in the pipeline and we are very encouraged about the opportunities to grow that business, both from a deposit and loan side in future periods.

The SBA lending is an area that we didn’t really meet expectations, our own internal expectations for the second quarter.  We had seen some nice production in the fourth quarter and first quarter of—fourth quarter of last year, first quarter of this year, but it wasn’t much of a contributor in our second quarter results.  As we took a look at the business during the second quarter, we—I really felt that we were just too slow in our entire process, from sourcing loans to processing, underwriting and closing, and so we made some adjustments to streamline our process and we’re starting to see some better lending opportunities on the front end and it appears that the loans are moving through the pipeline much more quickly.  As a result, I believe that it should be a bigger contributor in the second half of this year.

With the larger contributions that we’re getting from C&I, CRE and what we expect from HOA, the SBA and then construction lending, it’s helping to offset the reduced activity that we’re seeing in warehouse lending.  With mortgage rates increasing, we’ve seen a pretty steady drop, with the outstanding balance on our warehouse facilities decreasing by almost 20 million during the second quarter from where they were during the first quarter.  One of the benefits of putting in places more diversified business lending is that they’re able to pick up when we see slack in another line of business, such as warehouse.  Certainly, warehouse lending had been a great growth driver for us over the past couple of years and we certainly think that it’ll be a nice contribution going forward, but just given this interest rate environment, we certainly don’t expect it to be a driver of our growth.  With the new business bankers that we’ve brought in and the talent that we added in those business lines, we think we’ve got a number of avenues to continue growing the portfolio.

Before I turn it over to Kent, I just—I wanted to take a step back for a couple of minutes, take a look at where we’ve come here over the last 12 months given that we’ve had a lot of activity.  We have this dual strategy of organic growth and the hallmark of that is the disciplined sales approach that we have in our C&I and owner-occupied commercial real estate lending, along with our acquisition strategy, which ultimately began with the acquisition of Canyon National Bank in February of 2011, continued then in April of 2012 with the acquisition of Palm Desert National Bank, and then with First Associations and, most recently, San Diego Trust.

A year ago, we were generating solid results, but we didn’t have a very diversified business, and our loan growth was outpacing our ability to generate valuable core deposits.  Our strengths remain that sales culture that we had developed over the years in driving in business banking, and then the loan growth was, in large part, driven by the warehouse lending activities.  So with the First Associations acquisition which we announced in the fourth quarter of last year, it gave us an immediate source of good low-cost deposits, as well as a platform to continue building an attractive deposit base and then allowed us to enter the HOA lending business.

We followed that acquisition then with San Diego Trust, which, as I mentioned, we were able to close in three months’ time, in just a little over three months.  San Diego Trust gave us another great deposit base, extended our franchise into the San Diego area and we think will be another great market for us.  I actually spent all of last week down in San Diego meeting with some of the top depository customers, some of the former directors and then some potential clients, and I walked away with—from the meetings even more encouraged and excited about the growth opportunities that we have in that market.  There are a lot of deposit customers at San Diego Trust that have turned to other institutions for their loan needs, and we think, with the expanded products and services that we offer, that there’s a tremendous opportunity to grab market share in the San Diego market.

So as I look over this past year, we’ve more than doubled our non-interest bearing deposits.  We’ve gone from a deposit base that was comprised of just 16% non-interest bearing deposits a year ago and now non-interest bearing account for 26% of our total deposit base.  At the same time, while growing our total deposits, we’ve been able to drive down the cost of those deposits, and we see further opportunity to decrease them in the second half of this year.  In the process, we’ve built up a significant amount of excess liquidity, and that’s temporarily weighing on our net interest margin but provides a lot of earnings leverage as we redeploy the liquidity into higher yielding loans and then run off the rest of the high-cost deposits that we have on the balance sheet.

As we’re building this attractive deposit franchise, we’ve also diversified our lending businesses and are diversifying the loan portfolio itself.  We’ve organized the Bank around six primary business lines.  Our business banking, which is our traditional C&I and owner-occupied commercial real estate lending; it is really the foundation of the institution where we developed that disciplined sales approach which we’re now starting to deploy into our other business lending units.  The second is our income property lending group.  We had exited that business back in 2007 and just recently re-entered it, and it’s been a nice driver of our growth.  It involves loans to investor-owned CRE.  Our government guaranteed lending, which includes SBA, USDA and the CalCAP loan programs; our HOA property banking group, both from a deposit and loan generation side; construction lending, which we began earlier this year and brought in a strong construction loan manager that is just building out the group and we’ve just recently funded our first construction loan, and their focus is our loans to developers and then owner-users; and then lastly, our warehouse lending group.

We’ve put in place and achieved all of this transition over the last 12 months without taking our eye off the ball in terms of credit quality.  We continue to experience exceptionally low credit cost.  We really have a pristine asset quality at the Bank.

So in 12 months’ time, we’ve moved the Bank a fairly measured approach, and we’re well positioned with a strong balance sheet and excess capital.  We’re looking forward to executing on our business plan from both the organic growth and acquisition standpoint by redeploying our excess liquidity, expanding our net interest margin and driving a higher level of profitability, which will ultimately lead to greater franchise value for our shareholders.

With that, I’m going to turn the call over to Kent to provide a little bit more detail on our second quarter results. Kent?

Kent Smith:
Thanks, Steve, and good morning to all.  We provided this morning a significant amount of detail on our earnings release, so I’m just going to spend a few moments reviewing a few items where I think additional discussion is warranted.  I’ll start with the income statement.

Our net interest margin was 4.01% in the current quarter.  That was down from 4.62% last quarter.  This decrease was primarily due to the excess liquidity we have following the two acquisitions, which is currently being deployed in our low yielding investment securities.  We’re also seeing some of our older loans with higher rates mature and lower rates on our newly-originated loans which have decreased our margin.  As a partial offset to this, our deposit costs went down 8 basis points due to the lower cost deposits we added through these acquisitions.  Particularly, we had the benefit from a full quarter of First Associations deposits, which came to us at 21 basis points, and although we did not have a full quarter’s benefit, San Diego’s deposits came over at 23 basis points, which helped our deposit spot rate to drop 2 basis points from 37 basis points to 35.

The biggest component of our non-interest income this quarter was a $1.1 million gain on securities.  During the quarter, we restructured the securities portfolio after adding the assets of First Associations and sold about 102 million of these securities.  This reduced our concentration in the municipal sector, as well as reduced certain state concentration and, at the same time, allowed us to sell off some of our securities with higher volatility and/or lower credit quality.  As Steve mentioned earlier, our SBA business has not yet made a strong contribution to non-interest income, and as a result, this quarter, our gain on sale of loans was approximately $500,000 lower than the previous quarter.

Our non-interest expense was up 4.7 million from last quarter, due primarily to higher merger-related expense and higher comp and benefit expense from personnel we have added in the acquisitions and the new hires we have made in loan production in our credit areas.  We—we’re expecting a pretty clean third quarter in terms of expenses, with only minimal merger-related and integration expense.

Turning to our balance sheet, the addition of San Diego Trust Bank contributed approximately 184 million in deposits, 125 million in securities, 42 million in loans, 14 million in cash and just over 6 million in goodwill and just under 6 million in (inaudible), with the remainder of 8 million in other assets.  As I already mentioned, the securities sales we made after these sales, we are pretty comfortable with the structure of our portfolio.  We also used a portion of the assets we acquired this year to fund the runoff of approximately 82 million in our higher cost deposits and also to pay down 67 million in FHLB borrowings.

With the restructuring we have done, our costs to deposit at June 30th, as I mentioned, were at 35 basis points, and that is down from a spot rate of 51 basis points at the end of 2012. We expect to see a continued decline in our deposit costs as our higher cost CDs mature and either re-priced to a lower rate or leave the Bank. During the third quarter, we have approximately 91 million in CDs maturing at a weighted average rate of 89 basis points, and in the fourth quarter, we have more, of 128 million maturing at a weighted average rate of 85 basis points.

Finally, looking at our asset quality, we continue to see excellent stability in our loan portfolio.  Our MPAs were 21 basis points of total assets as of June 30th.  That was down from 33 basis points at the end of the previous quarter.  With stability in the portfolio, we only required a provision expense of 322,000 in the second quarter, which was primarily provided for the growth that we had in loan portfolio.  Going forward, we don’t see anything on the horizon to indicate that our credit cost won’t continue to be very manageable.

Thanks, Steve.

Steven Gardner:
Thank you, Kent.  With that, we’d like to—we’d be happy to answer any questions you may have.  Luke, if you could please explain to the participants how they get into the queue for the question and answer, I’d appreciate it.

Operator:
Absolutely.  Ladies and gentlemen on the phone line, if you’d like to ask a question at this time, please press the star, followed by the one, on your touch-tone phone.  We ask that you please lift the handset if you are using a speakerphone before pressing any keys.  Again, if you’d like to ask a question at this time, please press the star, followed by the one.

Your first question today will come from the line of Don Worthington of Raymond James. Please go ahead.

Don Worthington:	Good morning, Steve and Kent.

Steven Gardner:	Hi, Don.

Don Worthington:	I guess a couple of things. In terms of the REO expense of 574,000 in the quarter, could we expect that to be pretty much a non-recurring item?

Steven Gardner:
For the most part, yes.  I think, as you know, Don, from our history, we’re pretty aggressive in moving problem assets off the books and we want to redeploy that capital into earning assets.  But just given the relatively low level of non-performing assets that we have, yes, I’d expect that to come down.

Don Worthington:	Okay. And then I know you don’t give specific guidance on the margin, but could you give us some color on kind of how quickly you think that might rebound as you redeploy securities into loans?

Steven Gardner:
You know, it really depends upon, obviously, the loan production.  The yields that we’re getting right now are running in the neighborhood in the mid- to high-4% when you’re looking at an all-in sort of blended yield on the portfolio that we’re originating.  So as we redeploy that and if we continue the sort of growth trends that we had in the second quarter, which were obviously very strong, but even coming off that, the pipeline is pretty healthy.  We would expect that the interest income will certainly improve; and then from the interest expense side, as Kent had mentioned and we included in the earnings release, we have some room to move those deposit costs down further.

Don Worthington:	Okay. All right, thank you.

Steven Gardner:	Yes, that was a longwinded way of saying, no, I can’t give you any interest margin guidance.

Operator:	Your next question will come from the line of Andrew Liesch of Sandler O’Neill & Partners. Please go ahead.

Andrew Liesch:	Hi, guys.

Kent Smith:	Hi.

Steven Gardner:	Hi, Andrew.

Andrew Liesch:
I’m just curious if you can talk about your thoughts on completing another acquisition before year-end, as I think that, on your last conference call, you mentioned that you’d like to.  I was just maybe—figure out what—or if you can—have any idea, like, is there other areas where you are not now that you’d like to be?

Steven Gardner:
Well, I think that, certainly, as you look at our footprint, certainly LA County makes a lot of sense to us, and there’s—there are other areas within Southern California that we would like to grow into.  Whether or not we’re able to get something done by the end of the year, that’s hard to say.  We were able to get San Diego done, San Diego Trust Bank done in a relatively short period of time.  With the conversion on First Associations behind us, with the integration of San Diego Trust in place—and we’ll be converting those systems on the weekend of—the first weekend in October, I think our team is well positioned, but it remains to be seen whether we can come to a meeting of the minds with anyone else, and we’ll continue to explore acquisitions and see where we go from here, and if we have something to announce, we’ll let the market know.

Andrew Liesch:	I think on your last call, you said that the pace of conversations had slowed down in the first part of the year. Is that still the case, or has it increased a little?

Steven Gardner:
I think it’s been somewhat consistent, off and on conversations here during the second quarter.  You know, potentially, things could pick up.  We’ll see.  I mean, we obviously had the largest bank acquisition announced last night and—in the Southern California market, so maybe that bodes well for additional consolidation.  We’ll just have to see.

Andrew Liesch:
Okay, and then one question on the opportunity to grow HOA loans.  I didn’t think that the demand for HOAs to take out loans was all that significant, just given the nature of their business.  So is that really going to be a significant driver, or just—what do you think is the opportunity there?

Steven Gardner:
I don’t think it’s going to be a significant driver, but I do think that there’s opportunity; and you’re absolutely correct, Andrew, that just the nature of an HOA, whether it’s a condominium, a plan unit development or the like, that just their nature that there isn’t a strong demand or need for credit, but there is within the HOA market—there is the requirement for some HOAs to go out and seek credit for either repairs or expansion, improvements of the Association, whether it’s a new clubhouse, siding, roofing, what have you, and—or for litigation purposes.  And so that market is very fragmented and so we do see an opportunity there for lending, but I agree; it is not going to be a significant driver of growth.

Andrew Liesch:	All right. Thanks for taking my questions.

Operator:	And your next question will come from the line of Brett Rabatin of Sterne Agee. Please go ahead.

Brett Rabatin:	Hi, guys, good morning. It’s Sterne Agee. How are you doing?

Steven Gardner:	Hi, Brett.

Brett Rabatin:
Wanted to ask on the loans that you bought during the quarter, could you give us maybe a little more color around just the yield on those and then just—I’m assuming that’ll be a continuing strategy in the next few quarters and was just curious on loan pricing, if maybe you were seeing to get more competitive on the C&I platform, and if that’s kind of part of the reason that—you obviously had strong growth but that wasn’t the segment that grew much this quarter, if that’s a function of—partially of that?

Steven Gardner:
Well—so, first, on the loan purchases, similar to the product that we’re originating, it was 23 million owner-occupied right within—owner-occupied CRE within Southern California, and similar to what we’re seeing on new originations, sort of the mid-4% range.  As far as the C&I, you know, we’re booking very nice commitments.  It’s just the utilization rates remain relatively flat from where they were in the fourth quarter of last year, so although the outstanding balances did not grow as much as other categories, the activity and the relationships that we’re bringing in we’re seeing very nice growth there.

As far as the pricing, we haven’t seen any real significant change one way or another.  The C&I side of it is so much based on a relationship business.  If a business there that we target, which is, you know, anywhere from 5 million to 250 million in annual revenues, if they’re really trying to get the lowest rate in town, we really don’t compete on that basis and so if that’s what they’re looking for and they want to go to the largest banks, we let them.  It’s those customers that are really looking for that relationship with a bank that can make decisions quickly and move and service them really better than anyone else, and those are the businesses that we’re bringing into the Bank, and although every business is cost-conscious, I would say that they’re maybe just slightly less price sensitive than somebody who’s just looking for the lowest rate in town.

Brett Rabatin:
Okay, that’s great color.  And then the other thing I guess I was curious about was just the mortgage warehouse and maybe the outlook for the back half of the year, kind of what you’re doing in terms of adding additional clients there and maybe thoughts on what balances might look like with a refi decline in the back half of the year?

Steven Gardner:
Yes, I think, Brett—twofold.  One, we’re going to likely see a decline, a continued decline, but what we’re doing, and we’ve talked about this before, is that we are adding relationships each quarter.  So in the third quarter, we added three new relationships and we’ll continue to do that, but I don’t expect to see the warehouse lending business as a line of growth here for us in the second half of the year, and I would certainly expect that a balance is to continue to decline a little bit but, at the same time, those mortgage bankers that have a higher level of purchase business are actually flourishing in this environment and those that are much more heavily concentrated in refinance are obviously seeing a pretty substantial decline.

Brett Rabatin:	Okay, great. I appreciate the color.

Operator:	Your next question will come from the line of Tim Coffey of FIG Partners. Please go ahead.

Tim Coffey:	Hey, good morning, gentlemen.

Steven Gardner:	Hi, Tim.

Tim Coffey:	Hi. Yes, I wondered if you could give me a little idea about, you know, where you see the direction in terms of growth rates for your balance sheet, you know, going forward?

Steven Gardner:
Well, at this point, we obviously have quite a bit of excess liquidity that we look to redeploy, primarily in loans.  At the same time, depending upon what occurs with those CDs that we highlighted, a little over $200 million that are going to mature in the third and fourth quarter of this year and how much of that runs off and then how much of it remains with the Bank. And I’ll tell you, up to this point, I’ve been somewhat astonished at how much of the CDs actually just roll over into very low rates. That, to a certain extent, will dictate the growth of the total balance sheet.  We’ll continue to look as—we consistently, and we have for a number of years, looked to supplement our loan production with the acquisition of loan portfolios.  We’ll continue to do that, but we’ll remain disciplined.  At times, we buy very little simply because the product doesn’t meet a number of parameters, be it credit, interest rate, risk, yield or the like, or they do meet our parameters and we will buy those.  But we will continuously seek out those loan portfolios, so if we’re able to, there again, come to a meeting of the minds with the seller, we’ll acquire those portfolios and that will certainly supplement our organic growth.

Tim Coffey:
Okay.  And then in terms of the mix of your average earning assets, I mean obviously with the acquisitions this quarter, your average loans as a percentage of average earning asset, you know, took a big dip from 80% down to 70%.  (Inaudible) how long do you think it’ll take to get back up to that 80% mix?

Steven Gardner:
Well, I—you know, you take a look at the growth rates that we had in the second quarter and that should—you know, if you project that forward, that might be a decent run rate.  At the same time, I think as Brett accurately pointed to or asked about, you know, warehouse lending balances will likely come down.  We’re hopeful that with the new relationships that we bring on, that we’ll be able to mitigate that decline somewhat.  As some of these other business lines mature, we’re hopeful and expecting that they will also supplement our production.  So that’s a longwinded way of saying, we’ll see.

Tim Coffey:	All right.

Steven Gardner:	Your forecasts and projections are yours. We have our own. We keep those to ourselves and the Board.

Tim Coffey:	No, I understand. Thanks. Those are my questions.

Operator:	Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one.

Your next question will come from the line of Gary Tenner of D.A. Davidson. Please go ahead.

Gary Tenner:	Thanks, guys. Good morning.

Steven Gardner:	Hi, Gary.

Gary Tenner:
Hi.  Just another question.  I know you don’t give specific margin guidance, as you noted earlier, but with the addition of San Diego Trust Bank so late in the quarter and they’re also a bank with a low loan deposit ratio and had a skinnier margin pre-deal, should there be another quarter of a directionally lower margin before bouncing back in the fourth quarter, or is there something in the timing of the securities sales and balance sheet composition in the second quarter that would actually result in some benefit in the third quarter?

Steven Gardner:
I think the key there, Gary, is the timing.  As the loan production, how quickly we can get that on the books and get that excess liquidity deployed into loans, that’s really going to be the key that drives the margin there.

Gary Tenner:
Okay.  And then just a follow-up.  In terms of the lending side on SBA, you mentioned you didn’t quite meet your internal expectations this quarter.  Are you seeing any changes in demand, either on the SBA side or have there been any changes on the margin on sale on SBA?

Steven Gardner:
We really haven’t seen a change in demand.  I think that with some of the steps that we took earlier in the second quarter to improve our process and to speed things up, that that is helping us and that will only help—that will help us to gain additional relationships out there to bring business in.  As far as the margins, yes, we certainly—we have seen a contraction in the margins as far as the gain on sale, that those have come down from historic highs, and I think that there was, to a certain extent, a little bit of dislocation in the markets when we saw that rather dramatic rise in the long end of the curve in May and June, and we would expect the market to settle down.  Whether it gets back to the historic highs or not, I wouldn’t think so, but still, the margins and the gains in that business are still very healthy and very attractive and we expect to take advantage of those.

Gary Tenner:	Okay. Thanks for taking my questions.

Steven Gardner:	Sure.

Operator:	And, gentlemen, there are no further questions at this time. Please continue.

Steven Gardner:
Very good, Luke, thank you.  I appreciate it.  Everyone, thank you for joining us this morning.  Looking forward to seeing many of you at conferences and meetings later this quarter.  If you have any questions, please feel free to give either Kent or myself a call directly and we’d be happy to chat with you.  With that, have a great day to all.

Operator:	And thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and you may now disconnect your line.

END